EXHIBIT 2.02

                          CERTIFICATE OF AMENDMENT

                        ARTICLES OF INCORPORATION OF

                             M.M. LEAD COMPANY

                          CERTIFICATE OF AMENDMENT
                         ARTICLES OF INCORPORATION
                                     OF
                             M.M. LEAD COMPANY

     The Articles of MM Land Company having been duly presented to a special meeting of the Shareholders held at the Elementary School Building in the city of Filmore, Utah, Saturday, August 11, 1979, at the hour of 1:00 o'clock p.m., and in accordance with the resolution and order of the Board of Directors of the corporation calling said meeting and notices thereof given, addressed and mailed by the President.

     There being 727,902 shares issued and outstanding in the corporation, and there being present at said meeting shareholders holding issued and outstanding shares of the corporation entitled to vote on these amendments in the amount of 418,485; and all of the said amendments having been submitted to the shareholders upon resolution of the Board of Directors, and upon motion of the shareholders present, and each of said amendments being adopted unanimously by those present: the following amendments are hereby made to the Articles of Incorporation.

     RESOLVED, that Article I of the Articles of Incorporation be amended to read as follows:

          The name of the corporation shall be BASIC ENERGY, INC.

     RESOLVED, that Article VIII of the Articles of Incorporation be amended to read as follows:

The corporation is authorized to issue twenty million
(20,000,000) shares of common stock at a par value of 10 cents (.10) per share. All shares shall be of one class without series and entitling the holders thereof to equal voting rights. Such stock may be issued from time to time by the Board of Directors without action of the shareholders for such consideration, whether money, property or service, and on such terms as may be in the sole judgment of the Board Of Directors as to the value there.

     RESOLVED, that Article XIII of the Articles of Incorporation be amended to read as follows:

The principal office or place of business shall be 3014 Halladay St., Bldg. G, Santa Ana, California; but one or more offices may be maintained elsewhere.


DATED this 12th day of August, 1979.
                                        MM LEAD COMPANY

By: /s/ Al Kay                          By: /s/ Robert L. Doubenmier
------------------------------          ------------------------------
President                               Secretary

                               CERTIFICATION
                               -------------

STATE OF UTAH       )

                    )  ss.
COUNTY OF SALT LAKE )

     I, Robert L. Doubenmier, do certify that I am duly appointed Secretary of MM Lead Company, a Utah corporation; that the foregoing Resolutions are true, correct and complete copies of the three Resolutions duly adopted by the Board of Directors of MM Lead Company and approved by the shareholders at a special meeting held August 11, 1979 at Filmore, Utah (Millard County) held pursuant to written notice and properly called.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at my office on the day and year on this Certificate first above written.


                                        By: /s/ Ronald Dee Burnett
                                        --------------------------
                                        Notary Public
                                        Residing at: 3771 S. State

My commission expires:
11/14/81